Exhibit 15.1

th Floor
CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

13 April 2026

Matter No.1015005/111676449

(852) 2842 9588

Lilian.Woo@conyers.com

SUPER HI INTERNATIONAL HOLDING LTD.

Cricket Square

Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: SUPER HI INTERNATIONAL HOLDING LTD. (the “Company”)

We refer to the annual report of the Company for the fiscal year ended December 31, 2025 on Form 20-F (the “Annual Report”) to be filed with the U.S. Securities Exchange Commission (the “Commission”) pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about 13 April 2026 (the “Annual Report”).

We consent to the filing of this letter as an exhibit to the Annual Report and to the inclusion therein of the reference to our name in the form and context in which it appears.

In giving such consent, we do not thereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey,
Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS